As filed with the Securities and Exchange Commission on November 13, 2008

Registration No. 333-132960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1311	72-1121985
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(713) 626-8525

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas F. Getten

Vice President, General Counsel and Assistant Secretary

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(713) 626-8525

(Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James M. Prince

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commence of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered /proposed maximum offering price per unit/ proposed maximum offering price/ amount of registration fee
Debt Securities (2)	(1)
Common Stock (3)
Preferred Stock (2)
Depositary Shares (2) (4)
Securities Warrants (2)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may be issued from time to time at indeterminate prices. Separate consideration may or may not be received for securities that are being registered that are issued in exchange for, or upon conversion or exercise of, the debt securities, preferred stock or depositary shares being registered hereunder. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
(2)	This registration statement also covers an indeterminate amount of securities that may be issued in exchange for, or upon conversion or exercise of, the debt securities, preferred stock, depositary shares or securities warrants being registered. Any securities being registered may be sold separately or as units with other securities being registered.
(3)	Includes preferred share purchase rights. Until the occurrence of certain prescribed events, none of which has occurred, the preferred share purchase rights are not exercisable, are evidenced by certificates representing shares of the common stock, and will be transferred only with shares of the common stock. The value, if any, attributable to the rights is included in the market price of the common stock.
(4)	The depositary shares being registered will be evidenced by depositary receipts issued under a depositary agreement. If W&T Offshore, Inc. elects to offer fractional interests in shares of preferred stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the shares will be issued to the depositary under the depositary agreement.

EXPLANATORY NOTE

W&T Offshore, Inc. is amending this registration statement to remove the subsidiaries of W&T Offshore, Inc. previously named herein as registrants and remove subsidiary guarantees as a class of registered securities under this registration statement and the descriptions of subsidiary guarantees in the related prospectus.

PROSPECTUS

W&T OFFSHORE, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Securities Warrants

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. Debt securities and preferred stock may be convertible into debt securities, preferred stock or common stock.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in our securities involves risks. Please see “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in the securities.

We may offer the securities directly or through underwriters, agents or dealers. The supplements to this prospectus will designate the terms of our plan of distribution. See the discussion under the heading “Plan of Distribution” for more information on the topic.

Our executive offices are located at Nine Greenway Plaza, Suite 300, Houston, Texas 77046, and our telephone number is (713) 626-8525. Our common stock is listed on the New York Stock Exchange under the symbol “WTI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

This prospectus is dated November 13, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. You can obtain the registration statement from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities covered by this prospectus in any state in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “W&T Offshore,” “we” or “our” are to W&T Offshore, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-32414) pursuant to the Securities and Exchange Act of 1934. You may read and copy any documents that are filed at the SEC Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at l-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock are traded.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•

The description of our common stock contained in our Form 8-A dated January 24, 2005, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•

Our Current Reports on Form 8-K filed on May 14, 2008, July 29, 2008, September 24, 2008, September 26, 2008 and October 20, 2008 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K that is filed in the future and is not deemed filed under the Exchange Act) subsequent to the date of this filing and until all of the securities described in this prospectus are sold or until we terminate this offering (excluding any information furnished to the SEC) shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of this filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Attention: Chief Financial Officer

(713) 626-8525

We also maintain a website at http://www.wtoffshore.com. However, the information on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus and the applicable prospectus supplement before deciding to invest in our securities. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Relating to the Oil and Natural Gas Industry and Our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations and our ability to meet our capital expenditure obligations and financial commitments and to implement our business strategy.

The price we receive for our oil and natural gas production directly affects our revenues, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and are subject to wide price fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile and will likely continue to be volatile in the future. The prices we receive for our production and the volume of our production depend on numerous factors beyond our control. These factors include the following:

•	changes in global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries (“OPEC”);

•	the price and quantity of imports of foreign oil, natural gas and liquefied natural gas;

•	acts of war or terrorism;

•	political conditions and events, including embargoes, affecting oil-producing activity;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but may also reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We could be adversely affected by a recession in the United States or global economy.

A recessionary economic environment could result in lower demand for oil and natural gas and may also result in less capital available to fund future growth. These factors could negatively impact our profitability or limit our growth.

Hedging transactions may limit our potential gains.

In order to manage our exposure to price risks in the marketing of our oil and natural gas, we may periodically enter into oil and gas price hedging arrangements with respect to a portion of our expected production. For example, in January 2006 we entered into commodity swap and option contracts relating to approximately 14 Bcfe, or 14%, of our production in 2006, 18 Bcfe, or 14%, of our production in 2007 and 11 Bcfe of our anticipated production in 2008. While these contracts are intended to reduce the effects of volatile oil and natural gas prices, they may also limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the contracts. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery points assumed in the hedge arrangements; or

•	the counterparty to our hedge contracts fails to perform under the terms of the contracts.

See “Quantitative and Qualitative Disclosures About Market Risk” included in our Annual Report on Form 10-K for the year ended December 31, 2007 for additional information about our hedging arrangements.

Lower oil and gas prices could negatively impact our ability to borrow.

Borrowings under the revolving portion of our Third Amended and Restated Credit Agreement, as amended (the “Credit Agreement”) are currently limited to $500.0 million. Availability is determined periodically at the discretion of the banks and is based in part on oil and gas prices and in part on our proved reserves. The Credit Agreement may limit our ability to incur additional indebtedness based on specified financial covenants, ratios or other criteria. Lower oil and gas prices in the future could result in a reduction in availability and also affect our ability to satisfy these covenants, ratios or other criteria and thus could reduce our ability to incur additional indebtedness. Lower oil and gas prices, over a sustained period of time and without a corresponding decline in the cost of goods and services necessary to conduct our operations, could affect our ability to replace reserves and thus could reduce our ability to incur additional indebtedness.

As of December 31, 2007, approximately 38% of our total proved reserves were undeveloped and approximately 27% of our total proved reserves were developed non-producing. There can be no assurance that all of those reserves will ultimately be developed or produced.

While we have development plans for exploiting and producing all of our proved reserves, there can be no assurance that all of those reserves will ultimately be developed or produced. We are not the operator with respect to approximately 20% of our proved undeveloped and approximately 20% of our proved developed non-producing reserves, so we may not be in a position to control the timing of development activities. Furthermore, there can be no assurance that all of our undeveloped and developed non-producing reserves will ultimately be produced during the time periods we have planned, at the costs we have budgeted, or at all.

Relatively short production periods for our properties subject us to high reserve replacement needs and require significant capital expenditures to replace our reserves at a faster rate than companies whose reserves have longer production periods. Our failure to replace those reserves would result in decreasing reserves and production over time.

Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reserves are generally characterized by declining production rates that vary depending upon reservoir characteristics and other factors. High production rates generally result in recovery of a relatively higher percentage of reserves during the initial few years of production. The vast majority of our current operations are in the Gulf of Mexico. Production from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the United States. Our independent petroleum consultant estimates that, on average, 50% of our total proved reserves are depleted within three years. As a result, our need to replace reserves from new investments is relatively greater than that of producers who recover lower percentages of their reserves over a similar time period, such as those producers who have a portion of their reserves outside the Gulf of Mexico area. We may not be able to develop, exploit, find or acquire additional reserves to sustain our current production levels or to grow production at the same rates as we have in the past. In addition, due to the significant time requirements involved with exploration and development activities, particularly for wells in the deepwater or wells not located near existing infrastructure, actual oil and gas production from new wells may not occur, if at all, for a considerable period of time following the commencement of any particular project.

Significant capital expenditures are required to replace our reserves.

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations and borrowings under our debt agreements. In order to finance future capital expenditures, we may need to alter or increase our capitalization substantially through the issuance of additional debt or equity securities, the sale of production payments or other means. These changes in capitalization may significantly affect our financial risk profile.

Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and our success in developing and producing new reserves. If revenues were to decrease as a result of lower oil and gas prices or decreased production, and our access to capital were limited, our ability to replace our reserves would be reduced. If our cash flow from operations is not sufficient to fund our capital expenditure budget, we may not be able to access additional debt, equity or other methods of financing on an economic or timely basis to meet our requirements.

If we are not able to replace reserves, we may not be able to sustain production.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves and production will decline over time. By their nature, estimates of undeveloped reserves are less certain. Recovery of undeveloped reserves could require significant capital expenditures and successful drilling operations. Our future oil and natural gas reserves, production and, therefore, our cash flow and net income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves.

Competition for oil and natural gas properties and prospects is intense; some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects.

We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors have financial resources that allow them to obtain substantially greater technical expertise and personnel than we have. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. For example, new leases acquired from the MMS are acquired through a “sealed bid” process and are generally awarded to the highest bidder. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we compete with other companies in our industry for such properties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

We conduct exploration, exploitation and production operations on the deep shelf and in the deepwater of the Gulf of Mexico, which presents unique operating risks.

The deep shelf and the deepwater of the Gulf of Mexico are areas that have had limited drilling activity due, in part, to their geological complexity, depth and higher cost to drill and ultimately develop. There are additional risks associated with deep shelf and deepwater drilling that could result in substantial cost overruns and/or result in uneconomic projects or wells. Deeper targets are more difficult to detect with traditional seismic processing. Moreover, drilling costs and the risk of mechanical failure are significantly higher because of the additional depth and adverse conditions, such as high temperature and pressure. For example, the drilling of deepwater wells requires specific types of rigs with significantly higher day rates and limited availability as compared to the rigs used in shallow water. Deepwater wells have greater mechanical risks because the wellhead equipment is installed on the sea floor. Deepwater development costs can be significantly higher than shelf development costs because deepwater drilling requires larger installation equipment; sophisticated sea floor production handling equipment; expensive, state-of-the-art platforms and/or investment in infrastructure. Deep shelf development can also be more expensive than conventional shelf projects because deep shelf development requires more drilling days and higher drilling and service costs due to extreme pressure and temperatures associated with greater depths. Accordingly, we cannot assure you that our oil and natural gas exploration activities in the deep shelf, the deepwater and elsewhere will be commercially successful.

Our estimates of future asset retirement obligations may vary significantly from period to period and are especially significant since our operations are concentrated in the Gulf of Mexico.

We are required to record a liability for the discounted present value of our asset retirement obligations to remove our equipment and restore the land or seabed at the end of oil and natural gas production operations. These obligations are primarily associated with plugging and abandoning wells, removing pipelines, removing and disposing of offshore platforms and site clean up. These costs are typically considerably more expensive for offshore operations as compared to most land based operations due to increased regulatory scrutiny and the logistical issues associated with working in waters of various depths. Estimating the future restoration and removal cost in the Gulf of Mexico is especially difficult because most of the removal obligations are many years in the future, contracts and regulations often have vague descriptions of what constitutes removal, and asset removal technologies and costs are constantly changing. In 2007 and the first three quarters of 2008, we increased our estimates of future asset retirement obligations as a result of our evaluation of recent increased costs incurred for plugging and abandonment activities in the Gulf of Mexico. We may continue to incur significant additional liabilities for asset retirement in future years.

We may not be in a position to control the timing of development efforts, associated costs or the rate of production of the reserves of our non-operated properties.

As we carry out our drilling program, we will not serve as operator of all planned wells. As a result, we have limited ability to exercise influence over the operations of some non-operated properties and their associated costs. Our dependence on the operator and other working interest owners and our limited ability to influence operations and associated costs of properties operated by others could prevent the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside of our control, including:

•	the timing and amount of capital expenditures;

•	the availability of suitable offshore drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells;

•	selection of technology; and

•	the rate of production of the reserves.

Our business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development activities may be unsuccessful for many reasons, including adverse weather conditions (such as hurricanes and tropical storms in the Gulf of Mexico), cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their costs, unsuccessful wells hinder our efforts to replace reserves.

Our business involves a variety of operating risks, including:

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	natural disasters, such as tropical storms, hurricanes and other adverse weather conditions;

•	inability to obtain insurance at reasonable rates;

•	failure to receive payment on insurance claims in a timely manner, or for the full amount claimed;

•	pipe, cement, subsea well or pipeline failures;

•	casing collapses;

•	mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•	abnormally pressured formations or rock compaction; and

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, well bores, platforms, gathering systems and processing facilities could be affected, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

Offshore operations are also subject to a variety of operating risks related to the marine environment, such as capsizing, collisions and damage or loss from tropical storms, hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate funds available for exploration, exploitation and acquisitions or result in the loss of property and equipment.

The geographic concentration of our properties in the Gulf of Mexico subjects us to an increased risk of loss of revenues or curtailment of production from factors affecting the Gulf of Mexico specifically.

The geographic concentration of our properties along the Texas and Louisiana Gulf Coast and adjacent waters on and beyond the outer continental shelf means that some or all of our properties could be affected by the same event should the Gulf of Mexico experience:

•	severe weather, including tropical storms and hurricanes;

•	delays or decreases in production, the availability of equipment, facilities or services;

•	delays or decreases in the availability of capacity to transport, gather or process production; or

•	changes in the regulatory environment.

Because all our properties could experience the same condition at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area. In 2006, company-wide production was reduced by approximately 7.8 Bcfe because of the carryover effect of Hurricanes Katrina and Rita that occurred in 2005, and in 2005 we were forced to defer company-wide production of approximately 17.4 Bcfe as a result of Hurricanes Cindy, Dennis, Katrina and Rita. In 2008, the Company experienced additional interruptions in production as a result of Hurricanes Gustav and Ike.

Properties that we purchase may not produce as projected and we may be unable to immediately identify liabilities associated with these properties or obtain protection from sellers against them.

Our business strategy includes a continuing acquisition program. Our recent growth is due in part to acquisitions of exploration and production companies, producing properties and undeveloped leasehold interests. Our acquisition of oil and natural gas properties requires assessments of many factors that are inherently inexact and may be inaccurate, including the following:

•	acceptable prices for available properties;

•	amounts of recoverable reserves;

•	estimates of future oil and natural gas prices;

•	estimates of future exploratory, development and operating costs;

•	our estimates of the costs and timing of plugging and abandonment; and

•	our estimates of potential environmental and other liabilities.

Our assessment of the acquired properties will not reveal all existing or potential problems nor will it permit us to become familiar enough with the properties to fully assess their capabilities and deficiencies. In the course of our due diligence, we have not historically inspected every well, platform or pipeline. Even if we had inspected each of these, our inspections may not have revealed structural and environmental problems, such as pipeline corrosion or groundwater contamination. We may not be able to obtain contractual indemnities from the seller for liabilities associated with such risks. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

We may encounter difficulties integrating the operations of newly acquired oil and gas properties or businesses.

Increasing our reserve base through acquisitions is an important part of our business strategy. We may encounter difficulties integrating the operations of newly acquired oil and gas properties or businesses. In particular, we may face significant challenges in consolidating functions and integrating procedures, personnel and operations in an effective manner. The failure to successfully integrate such properties or businesses into our business may adversely affect our business and results of operations. Any acquisition we make may involve numerous risks, including:

•	a significant increase in our indebtedness and working capital requirements;

•	the inability to timely and effectively integrate the operations of recently acquired businesses or assets;

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the incurrence of substantial unforeseen environmental and other liabilities arising out of the acquired businesses or assets, including liabilities arising from the operation of the acquired businesses or assets before our acquisition;

•	our lack of drilling history in the geographic areas in which the acquired business operates;

•	customer or key employee loss from the acquired business;

•	increased administration of new personnel;

•	additional costs due to increased scope and complexity of our operations; and

•	potential disruption of our ongoing business.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. It is our current intention to continue focusing on acquiring properties with development and exploration potential located in the Gulf of Mexico area. To the extent that we acquire properties substantially different from the properties in our primary operating region or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as with acquisitions within our primary operating region. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisition we may make.

If oil and natural gas prices decrease, we may be required to write down the carrying values and/or reduce the estimates of total reserves of our oil and natural gas properties.

Accounting rules applicable to us require that we periodically review the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We may incur non-cash charges in the future, which could have a material adverse effect on our results of operations in the period taken. We may also have to reduce our estimates of the reserves that may be economically recovered, which could reduce the total value of our reserves. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Impairment of oil and natural gas properties” included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the ceiling test.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of our reserves at December 31, 2007. See “ Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Oil and natural gas reserve quantities” included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the estimates and assumptions about our estimated oil and natural gas reserves information.

In order to prepare our reserve estimates, our independent petroleum consultant projected production rates and timing of development expenditures. Our independent petroleum consultant also analyzed available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary and may not be under our control. The process also requires economic assumptions about matters such as oil and natural gas prices, operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, our independent petroleum consultant may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

Prospects that we decide to drill may not yield oil or natural gas in commercial quantities or quantities sufficient to meet our targeted rate of return.

A prospect is a property in which we own an interest or have operating rights and have what our geoscientists believe, based on available seismic and geological information, to be indications of economic quantities of oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling and completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analysis we perform using data from other wells, more fully explored prospects and/or producing fields will be useful in predicting the characteristics and potential reserves associated with our drilling prospects. To the extent we continue to drill in the deepwater, and as we continue our drilling efforts on deep shelf targets, our drilling activities could become more expensive. In addition, the geological complexity of deepwater and deep shelf formations may make it more difficult for us to sustain our historical rates of drilling success. As a result, there can be no assurance that we will find commercial quantities of oil and natural gas and, therefore, there can be no assurance that we will achieve our targeted rate of return or have a positive rate of return on our investments.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends substantially on the availability and capacity of gathering systems, pipelines and processing facilities, in some cases owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells because of a reduction in demand for our production or because of inadequacy or unavailability of pipelines or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market. We have, in the past, been required to shut in wells when hurricanes have caused or threatened damage to pipelines and gathering stations. In September 2008, two of our operated platforms and nine non-operated platforms sank as a result of Hurricane Ike.

In some cases, our wells are tied back to platforms owned by parties who do not have an economic interest in the wells and we cannot be assured that such parties will continue to process our oil and natural gas.

Currently, a portion of our oil and natural gas is processed for sale on platforms owned by parties with no economic interest in our wells and no other processing facilities would be available to process such oil and natural gas without significant investment by us. As of December 31, 2007, nine fields, accounting for 107 Bcfe (or 16.8%) of our total proved reserves, are tied back or are planned to be tied back to separate, third-party host platforms. There can be no assurance that the owners of such platforms will continue to process our oil and natural gas production. If any of these platform operators ceases to operate their processing equipment, we may be required to shut in the associated wells.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration, development, production and transportation of oil and natural gas and operational safety. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•	land use restrictions;

•	lease permit restrictions;

•	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions;

•	operational reporting;

•	reporting of natural gas sales for resale; and

•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	well reclamation costs; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated. See “Business – Regulation” included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a more detailed description of our regulatory risks.

Our operations may incur substantial liabilities to comply with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit exploration or drilling activities on certain lands lying within wilderness, wetlands and other protected areas or that may affect certain wildlife, including marine mammals; and

•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;

•	incurrence of investigatory or remedial obligations; and

•	the imposition of injunctive relief.

In the past, we have been subject to investigation with respect to allegations that we did not comply with applicable environmental laws and regulations. Resolution of these matters has required considerable management time and expense.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed. Our permits require that we report any incidents that cause or could cause environmental damages. See “Business – Regulation” included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a more detailed description of our environmental risks.

We operate a production platform in a National Marine Sanctuary.

Our oil and natural gas operations include a production platform located in a National Marine Sanctuary in the Gulf of Mexico that is subject to special federal laws and regulations. Unique regulations related to operations in the Sanctuary include, among other things, prohibition of drilling activities within certain protected areas, restrictions on substances that may be discharged, depths of discharge in connection with drilling and production activities and limitations on mooring of vessels. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief, including cessation of production from wells associated with this platform. As of December 31, 2007, fields associated with this platform had proved reserves of approximately 5.9 Bcfe, representing approximately one percent of our total proved reserves.

The loss of members of our senior management could adversely affect us.

To a large extent, we depend on the services of our senior management. The loss of the services of any of our senior management, including Tracy W. Krohn, our Founder, Chairman and Chief Executive Officer; Jamie L. Vazquez, our President; W. Reid Lea, our Executive Vice President and Manager of Corporate Development; John D. Gibbons, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer and Stephen L. Schroeder, our Senior Vice President and Chief Operating Officer, could have a negative impact on our operations. We do not maintain or plan to obtain any insurance against the loss of any of these individuals. See “Executive Officers of the Registrant” included in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information regarding certain members of our management team.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

The offshore oil and gas industry may experience significant shortages in the availability of certain drilling rigs as well as significant increases in the cost of utilizing drilling rigs. This could delay or adversely affect our exploration and development operations, which could have a material adverse effect on our business, financial condition or results of operations. If the unavailability or high cost of rigs, equipment, supplies or personnel were particularly severe in Texas, Louisiana and the Gulf of Mexico, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

Counterparty credit risk may negatively impact the conversion of our accounts receivables to cash.

Substantially all of our accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the energy industry. This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by any adverse changes in economic or other conditions. In recent years, market conditions resulting in downgrades to credit ratings of energy merchants affected the liquidity of several of our purchasers. We continue to sell oil and natural gas to companies we believe are reasonable credit risks. In some cases, we have required purchasers to post letters of credit or provide other means of support to secure their performance under the purchase contracts.

Our insurance coverage may not be sufficient or may not be available to cover some liabilities or losses that we may incur.

The occurrence of a significant accident or other event not covered in whole or in part by our insurance could have a material adverse impact on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of workmen’s compensation laws in dealing with their employees. In addition, pollution and environmental risks generally are not fully insurable.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

We could be exposed to uninsured losses in the future. The substantial insurance claims made by oil and gas producers in the Gulf of Mexico as a result of Hurricanes Katrina and Rita in 2005 caused the cost of insurance to rise dramatically between 2005 and 2006. In July 2007, the Company renewed its insurance policy covering well control, property and hurricane damage at a cost of approximately $23.9 million. The cost of this insurance was $4.0 million for the 2005-2006 period and $28.7 million for the 2006-2007 period. Coverage and deductibility limits also changed during this time frame. We are also exposed to the possibility that we will be unable to buy insurance at any price or that if we do have a claim, the insurance companies will not pay our claim. In June 2008, the Company renewed its insurance policy covering well control and hurricane damage at a cost of approximately $25.5 million. The policy limits for well control and hurricane damage are $100 million and $150 million, respectively, with an additional $100 million for well control and hurricane damage on our Mahogany field. We also have an insurance policy with a limit of $250 million that provides coverage for removal of wreck if mandated by any governmental authority as a result of a named windstorm. It is possible in the future that we may be unable to buy insurance covering any or all of these risks or with these coverage amounts, or that if we have a claim, the insurers will not pay our claim.

During the three-year period ended December 31, 2007, we spent approximately $24.0 million to remediate hurricane damage that was not covered by insurance, all of which related to Hurricanes Katrina and Rita in 2005.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets and the issuance of shares of common stock in future acquisitions.

Sales of a substantial number of shares of our common stock by us or by other parties in the public market or the perception that such sales may occur could cause the market price of our common stock to decline. In addition, the sale of such shares in the public market could impair our ability to raise capital through the sale of common or preferred stock.

In addition, in the future, we may issue shares of our common stock in connection with acquisitions of assets or businesses. If we use our shares for this purpose, the issuance could have a dilutive effect on the value of your shares, depending on market conditions at the time of an acquisition, the price we pay, the value of the businesses or assets acquired and our success in exploiting the properties or integrating the businesses we acquire and other factors.

Risks Related to Financings

Recent changes in the financial and credit markets may impact economic growth, and volatility of oil and natural gas prices can also affect our ability to obtain funding, obtain funding on acceptable terms or obtain funding under our current credit facility. These impacts may hinder or prevent us from meeting our future capital needs.

Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. The debt and equity capital markets have become exceedingly distressed. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain funding.

In addition, we may be unable to obtain adequate funding under our current credit facility because (i) our lending counterparties may be unwilling or unable to meet their funding obligations or (ii) our borrowing base under our current revolving credit facility is re-determined at least twice per year and the next re-determination may decrease as a result of lower oil or natural gas prices, operating difficulties, declines in reserves, lending requirements or regulations, or for any other reason.

Due to these factors, we cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. If funding is not available as needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

Regardless of our currently outstanding debt, substantial acquisitions and exploitation activities could require additional external capital and could change our risk and property profile.

In order to finance acquisitions of properties and our exploitation activities, we may need to alter or increase our capitalization substantially through the issuance of additional debt or equity securities, the sale of production payments or other means. These changes in capitalization may significantly affect our financial risk profile. For instance, in 2006 we entered into a new credit agreement with an initial availability of $987.5 million and we received $307.0 million of net proceeds from the sale of 9,775,000 shares of our common stock, principally in connection with properties acquired by merger in the Kerr-McGee transaction. In 2007, we issued $450 million of 8.25% senior unsecured notes (the “Notes”) subject to the terms of an indenture and amended the Credit Agreement to provide for an increase in the capacity available under our revolving loan facility to $500.0 million from $300.0 million. See Notes 4, 5 and 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for additional details about these transactions.

On July 24, 2008, we amended our credit agreement to extend the maturity of the revolving loan facility to July 23, 2012 and increase the interest margin by 0.125% across the entire pricing grid of borrowings under the revolving loan facility. Certain other amendments were made to the Credit Agreement which changed or eliminated various covenants, including increasing the amount available for distribution or share repurchases from $30.0 million per year to $60.0 million per year.

Significant acquisitions or other transactions can change the character of our operations and business. The character of the new properties may be substantially different in operating or geological characteristics or geographic location than our existing properties. Furthermore, we may not be able to obtain financing or issue debt or equity securities on acceptable terms for any potential future acquisitions or other transactions.

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or initiatives by our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seek to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations or to obtain alternative financing could materially and adversely affect our business, financial condition and results of operations.

Our debt obligations could have important consequences. For example, they could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital requirements and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets;

•

limit our opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt obligations or to comply with any restrictive terms of our debt obligations;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition, results of operations and cash flows.

Risks Related to Our Principal Shareholder, Tracy W. Krohn

We will be controlled by Tracy W. Krohn as long as he owns a majority of our outstanding common stock, and other shareholders will be unable to affect the outcome of shareholder voting during that time. This control may adversely affect the value of our common stock and inhibit potential changes of control.

Tracy W. Krohn controls 39,234,187 shares of our common stock, representing approximately 51.4% of our voting interests as of November 5, 2008. As a result, Mr. Krohn has the ability to control the outcome of all matters requiring shareholder approval and other investors, by themselves, will not be able to affect the outcome of any shareholder vote. As a result, Mr. Krohn, subject to any duty owed to our minority shareholders under Texas law, is able to control all matters affecting us, including:

•	the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

•	the determination of incentive compensation, which may affect our ability to retain key employees;

•	any determinations with respect to mergers or other business combinations;

•	our acquisition or disposition of assets;

•	our financing decisions and our capital raising activities;

•	our payment of dividends on our common stock; and

•	amendments to our amended and restated articles of incorporation or bylaws.

Mr. Krohn is generally not prohibited from selling a controlling interest in us to a third party. In addition, his concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that might be beneficial to our business. As a result, the market price of our common stock could be adversely affected.

Mr. Krohn owns a majority of our common stock, and therefore we are a “controlled company” within the meaning of the rules of the New York Stock Exchange. As such, we are not required to comply with certain corporate governance rules of the New York Stock Exchange that would otherwise apply to us as a listed company on that exchange. These rules are generally intended to increase the likelihood that boards will make decisions in the best interests of shareholders. Specifically, we are not required to have a majority of independent directors on our board of directors, and we are not required to have nominating and corporate governance and compensation committees composed of independent directors. Should the interests of Mr. Krohn differ from those of other shareholders, the other shareholders will not be afforded the protections of having a majority of directors on the board who are independent from our principal shareholder.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus may be deemed to be forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we or our management express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions. These statements are contained in the section “Risk Factors” and other sections of this prospectus. These forward looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the “Risk Factors” section of this prospectus, and also include, among others, expectations regarding the following:

•	amount, nature and timing of capital expenditures;

•	drilling of wells and other planned exploitation activities;

•	timing and amount of future production of oil and natural gas;

•	increases in production growth and proved reserves;

•	operating costs such as lease operating expenses, administrative costs and other expenses;

•	our future operating or financial results;

•	cash flow and anticipated liquidity;

•	our business strategy, including expansion into the deep shelf and the deepwater of the Gulf of Mexico, and the availability of acquisition opportunities;

•	hedging strategy;

•	exploration and exploitation activities and property acquisitions;

•	marketing of oil and natural gas;

•	governmental and environmental regulation of the oil and gas industry;

•	environmental liabilities relating to potential pollution arising from our operations;

•	our level of indebtedness;

•	timing and amount of future dividends;

•	industry competition, conditions, performance and consolidation;

•	natural events such as severe weather, hurricanes, floods, fire and earthquakes; and

•	uncertainties and difficulties associated with the integration and operation of recently acquired properties.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

THE COMPANY

We are an independent oil and natural gas producer, active in the acquisition, exploitation, exploration and development of oil and natural gas properties in the Gulf of Mexico area, where we have developed significant technical expertise and where high production rates associated with hydrocarbon deposits have historically provided us the best opportunity to achieve a rapid return on our invested capital. We have leveraged our historic experience in the conventional shelf (water depths of less than 500 feet) to develop higher impact capital projects in the Gulf of Mexico in both the deepwater (water depths in excess of 500 feet) and the deep shelf (well depths in excess of 15,000 feet).

We have acquired rights to develop and exploit new prospects and acquired existing oil and natural gas properties in both the deepwater and the deep shelf, while at the same time continuing our focus on the conventional shelf. We are a Texas corporation. Our principal executive offices are located at Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our telephone number is (713) 626-8525. We maintain a website at www.wtoffshore.com, which contains information about us. Our web site and the information contained on it and connected to it will not be deemed incorporated by reference into this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “WTI.”

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things:

•	reduction or refinancing of debt or other corporate obligations;

•	additions to our working capital;

•	capital expenditures; and

•	potential future acquisitions.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends for the periods indicated. Dividends have been paid on common stock. We do not currently have any preferred stock outstanding.

						Nine Months Ended September 30, 2008

	Year Ended December 31,
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	47.5	65.1	98.8	9.9	3.9	11.1
Ratio of earnings to fixed charges plus preferred stock dividends	14.2	46.9	98.8	9.9	3.9	11.1

For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus preferred stock dividends, earnings consist of pre-tax income before equity earnings and cumulative effect of change in accounting principle and fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense, capitalized interest, amortization of debt discount and deferred financing costs and the interest portion of rental expense.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms of debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any debt securities to be offered in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement differs with respect to the particular debt securities being offered from this prospectus, you should rely on the information in the prospectus supplement. The debt securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

The debt securities will be solely our obligations, unless a prospectus supplement respecting a particular series of debt securities indicates that any of our current or future subsidiaries will guarantee that series, in which case we will amend the registration statement of which this prospectus is a part to add each such subsidiary guarantor as a co-registrant. Unless the debt securities are guaranteed by our subsidiaries, the rights of our company and our creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Senior debt securities will be issued under a “Senior Indenture” and subordinated debt securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We have summarized selected provisions of the Indentures below. The summary is not complete and is qualified in its entirety by express reference to the provisions of the Indentures. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. The Indentures will be subject to and governed by certain provisions of the Trust Indenture Act of 1939, and we refer you to the Indentures and the Trust Indenture Act for a statement of such provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

We may offer debt securities under this prospectus. The Indentures do not limit the aggregate amount of debt securities, and we may issue debt securities up to the aggregate principal amount which may be authorized from time to time by the board of directors. The Indentures provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series (Section 301). We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The debt securities will be our unsecured obligations.

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the debt securities will be convertible into our capital stock (Section 301).

The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

(1) the designation, aggregate principal amount and authorized denominations of the debt securities;

(2) whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

(3) any limit on the aggregate principal amount of the debt securities;

(4) the dates on which the principal of the debt securities will be payable;

(5) the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

(6) the places where payments on the debt securities will be payable;

(7) any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

(8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

(9) the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the Maturity of the debt securities;

(10) whether the debt securities are defeasible;

(11) any addition to or change in the Events of Default;

(12) whether the debt securities are convertible into our capital stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13) any addition to or change in the covenants in the Indenture applicable to the debt securities; and

(14) any other terms of the debt securities not inconsistent with the provisions of the Indenture (Section 301).

Debt securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

The senior debt securities will be our direct unsecured obligations and will constitute senior indebtedness (in each case as defined in the applicable Supplemental Indenture) ranking on a parity with all of our other unsubordinated indebtedness.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the Subordinated Indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the senior debt securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

•

the definition of Senior Debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the subordinated debt securities of that series will be subordinated.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the subordinated debt securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the subordinated debt securities as described under “—Legal Defeasance and Covenant Defeasance.” (Section 1505, Subordinated Indenture)

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, any debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request (Section 305). The Security Registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the debt securities of each series (Section 1002).

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part (Section 305).

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the debt securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any debt security described in this prospectus, no Global Security may be exchanged in whole or in part for debt securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the debt securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated debt securities; or

(3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All debt securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 205 and 305).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the debt securities that it represents for all purposes under the debt securities and the applicable Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any debt securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any debt securities that is represents for any purpose under the debt securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, our agents, the Trustees or the agents of the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the Person in whose name such debt security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture (or its agent) in the City of New York will be designated as sole Paying Agent for payments with respect to senior debt securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture (or its agent) in the City of New York will be designated as the sole Paying Agent for payment with respect to subordinated debt securities of each series. Any other Paying Agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the debt securities of a particular series (Section 1002).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such debt security thereafter may look only to us for payment (Section 1003).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes, by supplemental indenture, our obligations on the debt securities and under the Indentures including the due and punctual payment of the principal of, any premium on, and any interest on, all of the outstanding debt securities and the performance of every covenant applicable to be performed or observed by us;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

(3) we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction; and

(4) any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met (Section 801).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to debt securities of any series:

(1) failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding debt securities of that series, as provided in such Indenture; and

(6) certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

If an Event of Default (other than an Event of Default with respect to W&T Offshore described in clause (6) above) with respect to the debt securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an Original Issue Discount Security, such portion of the principal amount of such debt security as may be specified in the terms of such debt security) to be due and payable immediately. If an Event of Default with respect to W&T Offshore described in clause (6) above with respect to the debt securities of any series at the time Outstanding occurs, the principal amount of all the debt securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “—Modification and Waiver” below.

A default under other indebtedness of the Company will not be a default under the Indentures and a default under one series of debt securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default which will apply to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

Under the Indentures, the trustee must give to the holders of each series of debt securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods). However, except in the case of default in the payment of principal of, any premium on, or any interest on any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series (Section 602).

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series (Section 512).

No Holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding debt securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).

However, such limitations do not apply to a suit instituted by a Holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security or, if applicable, to convert such debt security (Section 508).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).

Modification and Waiver

We and the applicable Trustee may, without the consent of the holders of the debt securities, enter into one or more supplemental indentures for, among others, one or more of the following purposes:

(1) to evidence the succession of another entity to us, and the assumption by such successor of our obligations under the applicable Indenture and the debt securities of any series;

(2) to add covenants by us, or surrender any of our rights conferred by the applicable Indenture, for the benefit of the holders of debt securities of any or all series;

(3) to cure any ambiguity, omission, defect or inconsistency in or make any other provision with respect to questions arising under the applicable Indenture that does not adversely affect the interests of the holders in any material respect;

(4) to establish the form or terms of any series of debt securities, including any subordinated securities;

(5) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable Indenture; and

(6) to provide any additional Events of Default (Section 901).

Modifications and amendments of an Indenture may be made by us and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding debt security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

(2) reduce the principal amount of, or any premium or interest on, any debt security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

(6) modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the subordinated debt securities;

(7) reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(8) reduce the percentage in principal amount of Outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(9) modify such provisions with respect to modification, amendment or waiver (Section 902).

The Holders of a majority in principal amount of the Outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding debt securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding debt security of such series (Section 513).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of Maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such debt security; and

(3) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in such clause).

Certain debt securities, including those owned by us or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding debt securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all Outstanding debt securities of any series issued thereunder, when:

(1) either:

(a) all Outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debt securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the debt securities of that series have been satisfied (Article Four).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any debt securities, we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such debt securities (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such debt securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (6) under “—Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

(4) in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any debt securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clause (6) (with respect only to Significant Subsidiaries) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such debt securities are subordinated debt securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such debt securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).

Notices

Notices to Holders of debt securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

Title

We, our agents, the Trustees and any agent of a Trustee may treat the Person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

Governing Law

The Indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).

Information Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. will be the Trustee under each Indenture. A successor Trustee may be appointed in accordance with the terms of the applicable Indenture.

Each Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign (Section 608).

The prospectus supplement for any series of debt securities will describe any material relationships we may have with the Trustee.

DESCRIPTION OF CAPITAL STOCK

We may offer common stock, $.00001 par value per share, and preferred stock, $.00001 par value per share, under this prospectus. Our authorized capital stock currently consists of 118,330,000 shares of common stock and 2,000,000 shares of preferred stock. At November 5, 2008, 76,353,100 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation and by-laws, which are incorporated in this prospectus by reference as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

Common Stock

Holders of common stock are entitled to one vote per share with respect to each matter presented to our shareholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Texas Business Corporation Act, or the TBCA, or as may otherwise be required by law or our articles of incorporation, our common stock is the only series of capital stock entitled to vote in the election of directors and on all other matters presented to our shareholders. The common stock does not have cumulative voting rights. Accordingly, for so long as Tracy W. Krohn beneficially owns a majority of the outstanding shares of our common stock, he will have enough voting power to elect the entire board of directors. No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund.

Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our shareholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

The shares of our common stock presently outstanding are fully paid and non-assessable, and any shares issued by us pursuant to this prospectus will be fully paid and non-assessable when issued. Our common stock trades on the New York Stock Exchange under the symbol “WTI.”

Preferred Stock

Our board is empowered, without approval of our shareholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the terms of the shares of each series as fixed by our board. Among the specific matters that may be determined by our board are:

•	the designation of each series;

•	the number of shares of each series;

•	the rights in respect of dividends, if any;

•	whether dividends, if any, shall be cumulative or non-cumulative;

•	the terms of redemption, repurchase obligation or sinking fund, if any;

•	the rights in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•	rights and terms of conversion, if any;

•	restrictions on the creation of indebtedness, if any;

•	restrictions on the issuance of additional preferred stock or other capital stock, if any;

•	restrictions on the payment of dividends on shares ranking junior to the preferred stock; and

•	voting rights, if any.

No shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of our shareholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Although prior to issuing any series of preferred stock our board is required to make a determination as to whether the issuance is in the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board does not at present intend to seek shareholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange requirements.

Anti-Takeover Provisions under Texas Law, our Articles of Incorporation and Bylaws

We are a Texas corporation and, are subject to Part Thirteen of the TBCA, known as the “Business Combination Law.” In general, this law prevents us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for the three-year period immediately after the date such person became an affiliated shareholder, unless:

•	our board of directors approves the acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder;

•	our board of directors approves the business combination before the date such person becomes an affiliated shareholder; or

•

holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates approve the business combination within six months after the date such person becomes an affiliated shareholder.

Under this law, any person that owns or has owned 20% or more of our voting shares during the three-year period preceding a business combination is an “affiliated shareholder.” The law defines “business combination” generally as including:

•	mergers, share exchanges or conversions involving an affiliated shareholder;

•	dispositions of assets involving an affiliated shareholder:

•	having an aggregate value equal to 10% or more of the market value of our assets,

•	having an aggregate value equal to 10% or more of the market value of our outstanding common stock, or

•	representing 10% or more of our earning power or net income;

•	issuances or transfers of securities by us to an affiliated shareholder other than on a pro rata basis;

•	plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder;

•	reclassifications, recapitalizations, distributions or other transactions that would have the effect of increasing an affiliated shareholders’ percentage ownership of our outstanding voting stock; and

•	the receipt of tax, guarantee, pledge, loan or other financial benefits by an affiliated shareholder other than proportionally as one of our shareholders.

Liability and Indemnification of Officers and Directors

Our articles of incorporation and bylaws provide for indemnification of our directors to the fullest extent permitted by applicable law. Article 2.02-1 of the TBCA provides that a Texas corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. In addition, we have entered into indemnification agreements with our directors and certain officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of our shareholders to collect monetary damages from directors and executive officers. We believe that these contractual agreements and the provisions in our articles of incorporation and bylaws are necessary to attract and retain qualified persons as directors and executive officers.

Written Consent of Shareholders

Our articles of incorporation provide that any action by our shareholders must be taken at an annual or special meeting of shareholders. Special meetings of the shareholders may be called only by holders of not less than 30% of all the shares entitled to vote or by the Chairman of the Board, the President or the Board of Directors.

Advance Notice Procedure for Shareholder Proposals

Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director must contain specific information concerning the person to be nominated and must be delivered to and received at our principal executive offices as follows:

•

with respect to an election to be held at the annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders; and

•

with respect to an election to be held at a special meeting of shareholders for the election of directors, not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting.

Notice of shareholders’ intent to raise business at an annual meeting must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders. These procedures may operate to limit the ability of shareholders to bring business before a shareholders meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Removal of Director

Our bylaws provide that neither any director nor the board of directors may be removed without cause and that any removal for cause would require the affirmative vote of the holders of at least 60% of the voting power of the outstanding capital stock entitled to vote for the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services L.L.C.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF SECURITIES WARRANTS

We may issue warrants for the purchase of our common stock and preferred stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock or preferred stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in or outside the United States (a) through underwriters or dealers, (b) through agents or (c) directly to one or more purchasers, including our existing shareholders in a rights offering. The prospectus supplement relating to any offering of securities will include the following information:

•	the terms of the offering;

•	the name or names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

The validity of any securities offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements of W&T Offshore, Inc. and subsidiaries appearing in W&T Offshore, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for W&T Offshore, Inc. incorporated by reference herein were based in part upon an engineering report prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by W&T Offshore, Inc. (sometimes referred to as the “Company” in this Part II of the registration statement) in connection with the issuance and distribution of the securities. All the amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$	*
Fees and expenses of accountants		40,000
Fees and expenses of legal counsel		50,000
Printing expenses		5,000
Miscellaneous		4,000

Total		$99,000

*	Under SEC Rule 456(b) and 457(r), the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

Item 15.	Indemnification of Directors and Officers.

Under the provisions of Article 2.02.A(16) and Article 2.02-1 of the Texas Business Corporation Act and Article VI of our Amended and Restated Bylaws, we may indemnify our directors, officers, employees and agents and purchase and maintain liability insurance for those persons. Article 2.02-1 provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation’s best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

Our articles of incorporation provide for indemnification of our directors to the full extent permitted by applicable law. Article VI of our bylaws provides, in general, that we will indemnify our directors under the circumstances permitted under the Texas Business Corporation Act. In addition, we have entered into indemnification agreements with our directors. These agreements provide that if a director is a party or is threatened to be made a party to any action, we will indemnify the director and hold the director harmless against any and all liabilities or losses incurred in connection with such action if it arises out of or is related to the fact that the director is or was serving as a director, to the fullest extent permitted by then applicable law. Further, if Texas law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement:

1.1*	—	Form of Underwriting Agreement.
4.1	—	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, filed May 3, 2004 (File No. 333-115103)).
4.2	—	Indenture, dated as of June 13, 2007, between W&T Offshore, Inc., Wells Fargo Bank, National Association, as trustee, and the Guarantors, as defined therein. (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed June 15, 2007).
4.3**	—	Form of Senior Indenture.
4.4**	—	Form of Subordinated Indenture.

4.5*	—	Form of Warrant Agreement.
4.6*	—	Form of Warrant Certificate.
4.7*	—	Form of Debt Securities.
4.8*	—	Form of Depositary Agreement.
4.9*	—	Form of Depositary Receipt.
5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
12.1**	—	Statement of Computation of Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Stock Dividends.
23.1**	—	Consent of Independent Registered Public Accounting Firm.
23.2**	—	Consent of Independent Petroleum Engineers and Geologists.
23.3**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).
24.1**	—	Powers of Attorney (contained on signature pages).
25.1**	—	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture and Subordinated Indenture.

†	Previously filed.
*	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.
**	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement

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relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this thirteenth day of November, 2008.

W&T OFFSHORE, INC.

By:	/s/ Tracy W. Krohn
Tracy W. Krohn
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ TRACY W. KROHN Tracy W. Krohn	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2008

/s/ JOHN D. GIBBONS John D. Gibbons	Senior Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	November 13, 2008

/s/ VIRGINIA BOULET* Virginia Boulet	Director	November 13, 2008

/s/ J. F. FREEL* J. F. Freel	Secretary and Director	November 13, 2008

/s/ SAMIR G. GIBARA Samir G. Gibara	Director	November 13, 2008

/s/ ROBERT I. ISRAEL* Robert I. Israel	Director	November 13, 2008

/s/ S. JAMES NELSON, Jr.* S. James Nelson, Jr.	Director	November 13, 2008

* By:	/s/ Tracy W. Krohn
Tracy W. Krohn
Attorney-in-fact for persons indicated

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